                                                                   EXHIBIT 10.14

                       BRIDGE CONSTRUCTION LOAN AGREEMENT


     This Agreement, dated as of September 30, 1999, is entered into among Third Party Investors I, LLC, a Delaware limited liability company ("Borrower"), and Alterra Healthcare Corporation, a Delaware corporation ("Lender").


                              W I T N E S S E T H:

     WHEREAS, Borrower has requested that Lender make loans to Borrower in the aggregate amount of up to $10,000,000; and

     WHEREAS, Lender is willing to make the loans to Borrower on the terms and subject to the conditions set forth below.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated for purposes of this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

     "Agreement" shall mean this Loan Agreement.

     "Borrower" shall mean Third Party Investors I, LLC, a Delaware limited liability company.

     "Bridge Loan Notes" shall mean the Bridge Loan Note dated December 31, 1998 in the principal amount o $30,000,000 and the Bridge Loan Note dated March 31, 1999 in the principal amount of $35,000,000, each executed by Borrower in favor of Lender.

     "Business Day" shall mean a day on which national banks are open for the transaction of business required for this Agreement in Milwaukee, Wisconsin.

     "Closing Date" shall mean the date of this Agreement.

     "Development Agreement" shall mean the Development Agreements entered into by Lender and Borrower as contemplated by Section 5.5 of the Amended and Restated Operating Agreement of Borrower dated as of June 30, 1999.

     "Equity Pledge Agreements" shall mean that certain Second Amended and Restated Equity Pledge Agreement dated as of the date hereof between Group One Investors, LLC, as Pledgor, and Lender, as Pledgee and that certain Amended and Restated Equity Pledge Agreement of even date herewith between Twin Oaks Capital, LLC, as Pledgor, and Lender, as Pledgee.

     "Event of Default" shall mean any of the events specified in Section 7.1 hereof, provided that any requirement for notice or passage of time has been satisfied.

     "Intercreditor Agreement" shall mean the Intercreditor Agreement dated as of September 30, 1999 between Borrower, Lender and Key Corporate Capital, Inc., as Administrative Agent.

     "Key Credit Agreement" shall mean the Master Construction Line of Credit Agreement dated as of August 31, 1999 among the Borrower, the lending institutions named therein, the co-agents named therein and Key Corporate Capital, Inc. as Administrative Agent, and all of the other Credit Documents as defined in that agreement.

     "Key Loans" shall mean the loans made to Borrower pursuant to the Key Credit Agreement.

     "Lender" shall mean Alterra Healthcare Corporation, a Delaware corporation.

     "Loan" and "Loans" shall have the meanings set forth in Section 2.1 hereof.

     "Loan Documents" shall mean the Note, the Equity Pledge Agreements and any other documents executed by Borrower or its members with or for the benefit of Lender in connection with this Agreement or the Loans.

     "Management Agreements" shall mean the Amended and Restated Assisted Living Consultant and Management Services Agreements between Lender and Borrower, each dated as of June 30, 1999 and relating to the Projects

     "Material Adverse Effect" shall mean any act, omission or undertaking which would, singly or in the aggregate, have (or reasonably be expected to have) a material adverse effect upon the business, assets, liabilities, financial condition or results of operations of a Person.

     "Note" shall mean the Bridge Construction Loan Note, dated as of the date hereof, in the aggregate principal amount of $10,000,000, made by Borrower to the order of Lender and delivered to Lender pursuant to Section 2.1(c) hereof.

     "Other Loan Documents" shall mean the September 30, 1999 Convertible Subordinated Loan Agreement, the December 30, 1998 and March 31, 1999 Management Fee Loan Agreements, as amended, the December 30, 1998 and March 31, 1999 Working Capital Loan Agreements, as amended, and the June 30, 1999 Supplementary Financing Loan Agreement, as amended, in each case between the Borrower and the Lender.

     "Person" shall mean an individual, corporation, limited liability company, partnership, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Project" or "Projects" shall mean the assisted living and/or dementia care residences developed, acquired and/or operated by Borrower pursuant to the Amended and Restated Operating Agreement of Borrower dated as of June 30, 1999.

     "Tax Distributions" shall mean cash distributions to members of Borrower from time to time in amounts sufficient to pay income tax liabilities (calculated at the highest federal marginal individual tax rates plus the highest state and local individual income taxes rates to which any member is subject), of such members in respect of their shares of the cumulative taxable income of the Borrower, the calculation of such distributions to take into account both the tax benefits resulting from taxable losses of the Borrower as well as the tax costs resulting from taxable income of the Borrower for the current and all prior tax years, net of any such prior distributions, on a cumulative basis.

     "Taxes" shall mean, with respect to any Person, taxes, assessments or other governmental charges or levies imposed upon such Person, its income or any of its properties or assets.

     "Unmatured Event of Default" shall mean any event or condition which, with the lapse of time or giving of notice to Borrower contemplated hereby, would constitute an Event of Default.

                                   ARTICLE II
                 COMMITMENT TO LEND, BORROWING PROCEDURES, ETC.

Section 2.1  Loans

     (a) Amount. Lender agrees, from the Closing Date until the Maturity Date described in Section 2.1(d) below and upon the terms and conditions herein set forth, to make a loan or loans to Borrower in the aggregate principal amount of up to Ten Million Dollars ($10,000,000) (the "Commitment") (each such loan in herein referred to as the "Loan," all such loans are herein referred to as "Loans," and the aggregate amount of all such Loans outstanding from time to time, the "Loan Amount").

     (b) Borrowings. Borrower authorizes and directs Lender, and Lender agrees, to make Loans by funding on their due dates construction draws for the Projects which have been approved by Lender under the Development Agreements and Lender shall give Borrower notice of such Loans on a monthly basis which notice shall include the amount, the Project and the draw involved. In the event that Borrower shall withdraw such authorization and direction, which it may do in its absolute discretion by written notice to Lender, Borrower shall elect to borrow pursuant hereto by giving written notice to the Lender not later than three (3) Business Days prior to the proposed date of such borrowing. Each such notice of borrowing shall be by telecopy, promptly confirmed by letter, and shall specify therein:
(i) the date of such proposed borrowing, which shall be a Business Day; (ii) the amount of such proposed borrowing which, when aggregated together with all other outstanding Loans, shall not exceed the Commitment; and (iii) the bank account or accounts to which the proceeds of such Loan should be paid by Lender.

     (c) Bridge Construction Loan Note. The obligations of Borrower to repay the Loans shall be evidenced by Borrower's promissory note in the form attached hereto as Exhibit A, dated the Closing Date and payable to the order of Lender for the principal sum of $10,000,000, or such Loan Amount as shall be outstanding hereunder from time to time, with interest as therein provided.

     (d) Payments. Unless payment of the Loans are accelerated upon occurrence of an Event of Default pursuant to Section 7.2 hereof, the aggregate outstanding principal amount of the Loans as to each Project, together with all accrued interest thereon, shall be due and payable from time to time in the amounts of and on the dates of receipt by Borrower of proceeds of Key Loans relating to such Project, with any unpaid principal and accrued interest due and payable in full on or before the 120th day following issuance of the certificate of occupancy for the last Project to be completed (the "Maturity Date"). Borrower authorizes and directs Lender, and Lender agrees, to immediately apply such proceeds from the Key Loans over which Lender has authority as Borrower's agent or otherwise to the repayment of the Loans and Lender shall promptly give Borrower notice of each such repayment which notice shall include the amount, the Project and the draw involved. Notwithstanding anything in this Agreement to the contrary, no amount shall be due and payable on the Loans or under this Agreement or any of the Loan Documents to the extent and during such time or times as such payment by Borrower is prohibited by the Intercreditor Agreement. However, if the prohibition is not due to the default of the Lender under the Guaranty or to the breach of the Lender under any Management Agreement or Development Agreement, then such amounts due and payable but prohibited by such Intercreditor Agreement shall be deemed paid on the date due with proceeds of, and shall be deemed advances under the Convertible Subordinated Loan Agreement dated the date of this Agreement between the Lender and the Borrower.

     (e) Interest Rate. The Loans shall bear interest, compounded quarterly from and after the date of this Agreement, during the period from and including the date of funding to (but not including) the date the Loans are paid in full, at the per annum rate set forth in the Note.

Section 2.2  Prepayment.

     The principal amount of the Loans may be repaid or prepaid in full or in part at any time prior to the date payments of principal are due, without premium or penalty.

Section 2.3  Manner of Payment.

     (a) Each payment (including prepayments) by Borrower on account of the principal or interest on the Loans shall be made on the dates specified for payment under this Agreement (or, as to prepayments, any date specified by the Borrower) to the Lender in lawful money of the United States of America in immediately available funds.

     (b) If any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

     (c) Amounts received by Lender with respect to Loans shall be applied in the following order of priority: (i) to the payment of all amounts then due and payable under this Agreement other than interest or principal; (ii) to the payment of interest then due and payable on the Loan; and (iii) to the repayment or prepayment of the principal balance of the Loans.

Section 2.4  Basis of Calculation of Interest.

     All interest payable hereunder shall be calculated on the basis of the 360/365 method, which computes a daily amount of interest for a hypothetical year of 360 days, then multiplies such amount by the actual number of days elapsed in an interest calculation period.

Section 2.5  Maximum Interest Rate.

     In no event shall the amount of interest due or payable under the Note exceed the maximum rate of interest allowed by applicable law, and in the event that any such payment is inadvertently paid by Borrower or inadvertently received by Lender, then such excess sum shall be credited as a payment of principal, unless Borrower shall notify Lender, in writing, that Borrower elects to have such excess sum returned to it forthwith. It is the express intent hereof that Borrower not pay, and that Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which would lawfully be paid by Borrower under applicable law.

                                   ARTICLE III
                               CLOSING DELIVERIES

     The following deliveries shall be made simultaneously with the execution of this Agreement:

Section 3.1  The Note.

     Borrower shall deliver to Lender the Note duly executed and dated as of the Closing Date.

Section 3.2  Equity Pledge Agreements.

     The holders of all of the outstanding member interests in the Borrower (other than the Lender) shall execute and deliver to Lender the Equity Pledge Agreements dated as of the Closing Date, such agreements to be in form and substance satisfactory to the Lender. The Borrower, by its execution of the Equity Pledge Agreements, shall acknowledge the terms and provisions of such agreement.

Section 3.3  Evidence of Approvals.

     Lender shall have received from the Borrower copies of all such documents and other evidence that it may reasonably request to confirm the Borrower's authority to enter into the Agreement and the transactions contemplated hereby, and to fully perform its obligations hereunder and thereunder.

Section 3.4  Loan Amount.

     The initial disbursement of Loan Proceeds shall equal all outstanding balances under the Bridge Loan Notes after reduction by payments received by Lender on the Bridge Loan Notes from the proceeds of draws under the Key Credit Agreement. Lender shall at all times keep adequate records by which the Loan Amount related to each Project may be ascertained.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

Section 4.1  Representations and Warranties.

     Borrower hereby represents and warrants that:

     (a) Organization; Power; Qualification. Borrower is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, has the power and authority, to own or lease and operate its properties and to carry on its businesses as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign limited liability company, and is authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, and on which failure to so qualify would have a Material Adverse Effect on Borrower.

     (b) Execution and Enforceability. This Agreement has been duly executed and delivered by Borrower, and is, and each of the Loan Documents to which Borrower is a party is, a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject, as to enforcement of remedies, to the following qualifications: (i) the application of equitable principals, whether applied in equity or at law, and (ii) limitations by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws effecting enforcement of creditors' rights generally.

     (c) Authorization. Borrower is duly authorized to execute, deliver and perform its obligations under this Agreement and the Loan Documents. The execution, delivery and performance by Borrower of this Agreement and the Loan Documents do not and will not require any consent or approval of any governmental agency or authority.

     (d) No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and the Loan Documents (i) do not and will not conflict with:
(A) any provision of law, (B) the Borrower's operating agreement or the Delaware Limited Liability Company Act, (C) any material agreement binding upon Borrower, or (D) any court or administrative order or decree applicable to Borrower, and
(ii) do not and will not require, or result in, the creation or imposition of any lien on any asset of Borrower.

                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

     From the date of this Agreement and thereafter until all Loans pursuant to this Agreement, and all interest thereon, are paid in full, and unless Lender shall otherwise consent in writing:

Section 5.1  Notices.

     Borrower shall notify the Lender in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

     (a) Default. The occurrence of an Event of Default or Unmatured Event of Default;

     (b) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which would constitute a Material Adverse Effect on the Borrower;

     (c) Material Adverse Change. The occurrence of a material adverse change in the business, operations or financial condition of Borrower; or

     (d) Other Events. The occurrence of such other events as the Lender may from time to time reasonably specify regarding the financial condition of Borrower.

Section 5.2   Existence.

     Borrower shall maintain and preserve its existence as a limited liability company, and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, tradenames, and other authority to the extent material and necessary for the conduct of its business in the ordinary course as conducted from time to time.

Section 5.3   Books, Records and Access.

     Borrower shall maintain accurate books and records in conformance with its method of income tax accounting. Within 15 days after receiving written notice from Lender, Borrower shall permit reasonable access by the Lender to the books and records of Borrower during normal business hours and permit the Lender to make reasonable copies of such books and records.

Section 5.4   Insurance.

     Borrower shall maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated.

Section 5.5   Repair.

     Borrower shall maintain, preserve and keep its properties in good repair, working order and condition, and from time to time make all necessary and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained except for where the failure to comply with this Section 5.5, individually or in the aggregate, does not have a Material Adverse Effect on Borrower.

Section 5.6   Taxes.

     Borrower shall pay when due, all of its Taxes, unless and only to the extent that Borrower is contesting such Taxes in good faith and by appropriate proceedings and Borrower has set aside in its books reasonable reserves therefor.

Section 5.7   Compliance.

     Borrower shall comply with all statutes and governmental rules and regulations applicable to it, except where the failure to comply with this
Section 5.7, individually or in the aggregate, does not have a Material Adverse Effect on the Borrower.

Section 5.8   Use of Proceeds.

     Borrower shall use the proceeds of Loans only to pay Project Costs (as defined in the Development Agreement for a Project), but excluding management fees payable pursuant to the Management Agreements.

                                   ARTICLE VI
                               NEGATIVE COVENANTS

           From the date of this Agreement and thereafter until the Loan Amount, and all interest thereon, is paid in full, and unless Lender shall otherwise consent in writing:

Section 6.1   Liquidation, Merger or Sale.

           Borrower shall not, without the prior written consent of Lender:

           (a) liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise windup its affairs;

           (b) sell, lease, abandon, transfer or otherwise dispose of any real property or of any personal property in violation of the Key Credit Agreement;

           (c) be party to any merger or consolidation; or

           (d) unless all of the Loans under this Agreement and all other loans under the Other Loan Agreements related to a Project are paid in full, sell, transfer, or distribute such Project.

Section 6.2   Liens.

           Borrower shall not create, incur or suffer to exist, any lien (including, without limitation, any pledge, assignment, mortgage, title retaining contract or other type of security interest) to exist on any of the assets or property (real, personal or mixed, tangible or intangible) of the Borrower, other than:

  (i) Liens for Taxes not delinquent or for Taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on Borrower's books and records;

  (ii) Liens created in connection with workmen's compensation, unemployment insurance, and social security, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature made in the ordinary course of business;

  (iii) Liens in favor of the Collateral Agent pursuant to the Key Credit Agreement;

     (iv) Liens created in connection with purchase money mortgages or security interests granted to secure the purchase price of assets, the purchase of which does not violate this Agreement or any instrument required hereunder; or

     (v)   Liens allowed under the Key Credit Agreement.

Section 6.3   Distributions.

     Other than Tax Distributions, Borrower shall not make any distribution, directly or indirectly, whether in cash or in other property, on account of or for the benefit of its members unless Borrower on or before the date of the distribution has paid in full all loans (including accrued interest) related to the Project involved in the distribution which loans are then owed to Lender under this Agreement and any of the Other Loan Agreements.


                                   ARTICLE VII
                          EVENTS OF DEFAULT & REMEDIES

Section 7.1   Events of Default.

     An Event of Default shall have occurred under this Agreement:

     (a) Non-payment. If Borrower shall default in the payment when due of any principal of, or interest on, the Loan, and such default shall not be cured within three (3) Business Days following notice thereof from Lender.

     (b) Insolvency. If Borrower becomes insolvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for Borrower or for a substantial part of the property of Borrower, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Borrower or for a substantial part of the property of the Borrower and is not discharged within sixty days; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against Borrower and, if instituted against Borrower, is consented to or acquiesced in by Borrower or remains for sixty days undismissed; or any warrant of attachment or similarly legal process is issued against any substantial part of the property of Borrower which is not released within sixty days of service.

     (c) Representations and Warranties. If any representation or warranty made under this Agreement or any statement in any certificate given by directly Borrower (and not by Lender as Borrower's representative under any Management Agreement or Development Agreement) hereunder shall be untrue, incorrect or misleading in any material respect when made or given.

         (d) Covenants. If Borrower shall default in the performance or observance of any covenant set forth in Article V or Article VI hereof (except in each case to the extent such default is due to Lender's breach under any Management Agreement or Development Agreement) and, with respect to any covenant set forth in Section 5.1, 5.3, 5.4, 5.5, 5.6, or 5.7, such default shall not be cured within thirty (30) days following notice thereof from Lender to Borrower.

         (e) Other Defaults. If there is an event of default under any of the Loan Documents, subject to any applicable period of grace.

Section 7.2   Remedies.

         If an Event of Default shall have occurred and shall be continuing, Lender shall have the right at its option, and in its sole discretion, to declare all amounts outstanding under the Note and this Agreement to be immediately due and payable (except that if an event described in Section 7.1(b) occurs, all amounts outstanding under the Note and this Agreement shall automatically become immediately due and payable). Lender shall promptly advise Borrower, in writing, of any such declaration, but failure to do so shall not impair the effect of such declaration. Lender shall also be entitled to exercise any and all remedies available to it, at law or equity.

                                  ARTICLE VIII
                                  MISCELLANEOUS

Section 8.1   Waiver and Amendments.

         No failure or delay on the part of Lender in the exercise of any power or right, and no course of dealing between Borrower and Lender, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. Remedies provided for herein are cumulative and not exclusive of any remedies which may be available to the Lender at law or in equity. No notice to or demand on the Borrower required hereunder or under the Note shall in any event entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender to any other or further action and any circumstances without notice or demand. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Note shall in any event be effective unless the same shall be in writing and signed and delivered by the party affected by such amendment or modification or making the waiver. Any waiver of any provision of this Agreement or the Note, and any consent to any departure by Borrower from the terms of any provision of this Agreement or the Note, shall be effective only in the specific instance and for the specific purpose for which given.

Section 8.2   Notices

         All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail, or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) Business Days after the post-mark date thereof and, if by telecopy, shall be followed forthwith by letter and shall be deemed to have been received upon dispatch and acknowledgment of receipt by the recipient's telecopier machine. In addition, notices hereunder may be delivered by hand in which event the notice shall be deemed effective when delivered or by overnight courier, in which event the Notice shall be deemed delivered the Business Day after it is accepted by the courier for next day delivery. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

         (i)  If to Borrower:

              Third Party Investors I, LLC

              c/o Twin Oaks Capital, LLC
              2215 York , Suite 500
              Oak Brook, Illinois 60523
              Attn: Ronald G. Kenny
              Fax: (630) 920-2110

              with a copy to (which shall not constitute notice):

              Hecht & Lentz
              333 Bridge, N.W., Suite 330
              Grand Rapids, Michigan 49504
              Attn: David M. Hecht, Esq.
              Fax: (616) 776-7203

              (ii)   If to Lender:

              Alterra Healthcare Corporation
              450 N. Sunnyslope Road
              Suite 300
              Brookfield, Wisconsin  83005
              Attn:  President and CEO
              Fax: 414-789-6677

              with a copy to (which shall not constitute notice):

              Rogers & Hardin LLP
              229 Peachtree Street, N.E.

              2700 International Tower
              Atlanta, Georgia  30303
              Attn:  Alan C. Leet, Esq.
              Fax: 404-525-2224

         Any party hereto may change the address to which notices shall be directed under this Section by giving written notice of such change to the other parties.

Section 8.3    Severability.

         Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.4    Governing Law.

         This Agreement shall be construed under and governed by the laws of the state of Wisconsin, without giving effect to its principles of conflicts of laws.

Section 8.5    Successors and Assigns.

         This Agreement shall be binding upon Borrower and Lender and their respective successors and assigns, and shall inure to the benefit of Borrower and Lender and their successors and assigns. Neither Borrower nor Lender shall assign its rights or delegate its duties hereunder without the consent of the other party.

Section 8.6    Headings.

         Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

Section 8.7    Counterparts.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Section 8.8    Expenses.

         In any litigation or other dispute resolution proceeding relating to this Agreement or any of the Loan Documents, the prevailing party shall be entitled to be awarded from the other party all of the prevailing party's reasonable costs and expenses (including reasonable fees and expenses of counsel).

Section 8.9 Prior Agreements.

         This Agreement replaces in their entirety the Bridge Loan Agreement dated December 31, 1998 and the Bridge Loan Agreement dated March 31, 1999, each between the Borrower and Lender. Upon the initial disbursement of the Loan proceeds as described in Section 3.4, the Bridge Loan Notes shall be marked "paid" and returned to Borrower.


                            [Signature Page Follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned thereunto duly authorized as of the date first written above.



                             ALTERRA HEALTHCARE CORPORATION,
                             a Delaware corporation


                             By:   /s/ Thomas E. Komula
                                ---------------------------------------
                                   Thomas E. Komula
                                   Senior Vice President


                             THIRD PARTY INVESTORS I, LLC,
                                 AS BORROWER
                             BY:  TWIN OAKS CAPITAL, LLC, ITS MANAGER


                             By:  /s/ Ronald G. Kenny
                                ---------------------------------------
                                  Ronald G. Kenny
                                  President